Exhibit 99.1

NEWS RELEASE

ALTRIA GROUP, INC. (ALTRIA) REPORTS

2008 FIRST-QUARTER RESULTS

•	Net revenues increased 2.8% to $4.4 billion

•	Adjusted diluted earnings per share from continuing operations up 12.1% to $0.37 versus $0.33 in the first quarter of 2007

•

Altria reaffirms its 2008 guidance for adjusted diluted earnings per share from continuing operations in the range of $1.63 to $1.67, representing a growth rate of approximately 9% to 11%, from a base of $1.50 per share in 2007

•

Reported diluted earnings per share from continuing operations of $0.29, which includes net costs and charges related to the spin-off of Philip Morris International Inc., versus $0.33 in the first quarter of 2007

•	Spin-off of Philip Morris International Inc. completed

•	Marlboro delivers strong retail share gains, up 0.7 share points to 41.5%

•	John Middleton, Inc. posts strong cigar volume gains, up 8.2%, driven by Black & Mild

RICHMOND, VA, April 24, 2008 – Altria Group, Inc. (NYSE: MO) today announced reported diluted earnings per share from continuing operations of $0.29 in the first quarter of 2008 versus $0.33 in the first quarter of 2007, down 12.1% versus the prior year. This quarter’s results were impacted by net costs and charges related to the spin-off of Philip Morris International Inc. (PMI) and the closure of Altria’s headquarters in New York as well as other items detailed in Schedule 2. Adjusted for items detailed in Table 1, diluted earnings per share from continuing operations were up 12.1% to $0.37 versus $0.33 in the year-earlier period.

“In the first quarter, Altria successfully completed the spin-off of PMI, which we expect will further enhance shareholder value,” said Michael E. Szymanczyk, Chairman and Chief Executive Officer of Altria Group, Inc. “In conjunction with this spin-off, Altria also completed its corporate restructuring, including relocating our corporate headquarters to Richmond, Virginia. These actions will substantially reduce the company’s cost structure.”

“Adjusted for special items, Altria delivered solid earnings per share growth of 12.1%,” Mr. Szymanczyk said. “PM USA achieved strong retail share growth behind the strength of Marlboro. As expected, PM USA’s operating income results were lower than last year. PM USA expects income performance to improve as the year unfolds. We are pleased with John Middleton’s strong income, volume and share performance. This is the first full quarter that John Middleton is reporting results as an Altria operating company.”

Spin-off of Philip Morris International Inc. Completed

On March 28, 2008, Altria completed the spin-off of PMI to its shareholders. Altria’s shareholders received one share of PMI common stock for every share of Altria common stock outstanding as of the March 19, 2008 record date. Additional details of the spin-off are available at www.altria.com/pmispinoff or in the information statement mailed to all shareholders of Altria common stock as of the record date.

Altria’s 2008 reported results and previous-year results reflect PMI as a discontinued operation. As such, net revenues and operating companies income for PMI are excluded from the company’s continuing results, while the net earnings impact is included as a single line item.

Tender Offer for Altria Notes Completed

On February 29, 2008, in connection with the PMI spin-off, Altria and its subsidiary, Altria Finance (Cayman Islands) Ltd., completed debt tender offers and consent solicitations to purchase for cash $2.3 billion of notes and debentures denominated in U.S. dollars and €373 million in euro-denominated bonds. Altria arranged a $4.0 billion bridge loan facility to finance the tender offer. Altria intends to access the public-debt market to replace the retired debt. As a result of the tender offer and consent solicitations, Altria recorded a $393 million pre-tax loss for the early retirement of this debt.

Sale of NY Headquarters Building Completed

On March 25, 2008, Altria completed the sale of its corporate headquarters building at 120 Park Avenue in New York City. Altria recorded a pre-tax gain of $404 million on the sale of the headquarters building.

Corporate Restructuring

In connection with the PMI spin-off, Altria has restructured its corporate headquarters functions, which included the move of its corporate headquarters to Richmond, Virginia. Altria incurred pre-tax charges of $247 million, consisting primarily of employee separation costs, as well as investment banking and legal fees associated with the PMI spin-off. This restructuring program is expected to yield approximately $250 million in annual savings, beginning in 2009.

Share Repurchase Program Commenced

As previously announced, the Board of Directors has authorized a $7.5 billion two-year share repurchase program. Altria began repurchasing shares as part of this program in April 2008.

Conference Call

A conference call with members of the investment community and news media will be webcast today at 5 p.m. Eastern Time. Access to the webcast is available at www.altria.com.

2008 First-Quarter Results Excluding Special Items

Adjusted for the items shown in the table below, diluted earnings per share from continuing operations increased 12.1% to $0.37 for the first quarter of 2008.

Table 1

	First Quarter
	2008	2007	Change
Reported diluted EPS from continuing operations	$0.29	$0.33	(12.1)%
Asset impairment, exit, integration and implementation costs	0.08	0.02
Recoveries from airline industry exposure	—	(0.04)
Gain on sale of corporate headquarters	(0.12)	—
Loss on early extinguishment of debt	0.12	—
Interest on tax reserve transfers to Kraft	—	0.02

Diluted EPS from continuing operations, adjusted for the above items	$0.37	$0.33	12.1%

2008 Full-Year Forecast

Altria reaffirms its 2008 earnings per share guidance. Altria forecasts that 2008 adjusted full-year diluted earnings per share from continuing operations will grow in the range of $1.63 to $1.67. This represents a 9% to 11% growth rate from an adjusted base of $1.50 per share in 2007 as shown in Table 2 below. This full-year earnings per share forecast reflects expected stronger earnings per share growth in the second half of this year compared to the first half. This forecast also reflects the income contribution from John Middleton, Inc. (Middleton), the impact of share repurchases and a higher effective tax rate. Altria also expects full-year operating companies income growth from continuing operations in the mid-single digits on a reported and underlying basis. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

Table 2

Full-year 2007
Reported diluted EPS from continuing operations	$1.48
Tax items	(0.09)
Recoveries from airline industry exposure	(0.06)
Interest on tax reserve transfers to Kraft	0.02
Asset impairment, exit and implementation costs	0.15

Diluted EPS from continuing operations, adjusted for the above items	$1.50

ALTRIA GROUP, INC.

As described in “Note 15. Segment Reporting” of Altria’s 2007 Annual Report, management reviews operating companies income, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends. For a reconciliation of operating companies income to operating income, see the Condensed Consolidated Statements of Earnings contained in this release.

Altria has revised its reporting segments to reflect the PMI spin-off and the December 2007 acquisition of Middleton. Beginning with the first quarter of 2008, Altria’s reporting segments are Cigarettes and Other Tobacco Products, manufactured and sold by Philip Morris USA (PM USA); Cigars, manufactured and sold by Middleton; and Financial Services, provided by Philip Morris Capital Corporation (PMCC).

All references in this news release are to continuing operations, unless otherwise noted. Schedules reflecting the PMI spin-off and the Kraft Foods Inc. (Kraft) spin-off with associated revised results for the years 2006 and 2007 are attached.

2008 First-Quarter Results

Net revenues increased 2.8% to $4.4 billion. Operating income increased 8.4% to $1.2 billion, primarily driven by the $404 million pre-tax gain on the sale of the corporate headquarters building, partially offset by a pre-tax charge of $247 million for the corporate restructuring, and other items detailed in Schedule 2.

Earnings from continuing operations decreased 11.8% to $614 million, reflecting a $393 million loss on the early extinguishment of debt related to the bond tender offer, partially offset by the items mentioned above and interest on tax reserve transfers to Kraft in 2007.

Net earnings, which include PMI and Kraft as discontinued operations and the factors mentioned above, decreased 10.8% to $2.5 billion. This decrease was primarily due to the spin-off of Kraft in the first quarter of 2007, partially offset by higher earnings from PMI in the first quarter of 2008. Diluted earnings per share, including discontinued operations as detailed on Schedule 1, decreased 10.8% to $1.16.

CIGARETTES and OTHER TOBACCO PRODUCTS

2008 First-Quarter Results

PM USA achieved strong retail cigarette share results for the first-quarter 2008, driven by Marlboro, which increased its retail market share 0.7 points to 41.5% in the first quarter.

Net revenues and revenues net of excise taxes were essentially unchanged at $4.2 billion and $3.4 billion, respectively. Operating companies income decreased 8.0% to $1.0 billion compared to the year-earlier period. The decline was driven by lower volume, costs related to the reduction of volume produced for PMI, higher resolution expenses, the timing of promotional expenditures and a $26 million pre-tax charge for the previously announced closure of the Cabarrus, NC cigarette manufacturing facility. These factors were partially offset by lower wholesale promotional allowance rates.

PM USA’s cigarette shipment volume of 40.1 billion units was 1.2% lower than the prior-year period, but was estimated to be down approximately 3.5% when adjusted for changes in trade inventories. PM USA estimates that total cigarette industry volume declined approximately 4% in the first quarter. For the full-year 2008, PM USA estimates a total cigarette industry volume decline of approximately 3%.

Cigarette volume performance by brand for PM USA is summarized in the table below:

PM USA Cigarette Volume* by Brand (Billion Units)

	Q1 2008	Q1 2007	Change**
Marlboro	33.2	33.3	(0.2)%
Parliament	1.3	1.3	(3.8)%
Virginia Slims	1.5	1.7	(9.5)%
Basic	3.1	3.2	(3.0)%

Focus Brands	39.1	39.5	(1.0)%
Other PM USA	1.0	1.1	(8.3)%

Total PM USA	40.1	40.6	(1.2)%

*	Unit volume includes units sold as well as promotional units, and excludes Puerto Rico, U.S. Territories, Overseas Military and Philip Morris Duty Free Inc.
**	Calculation based on millions of units.

As shown in the following table, PM USA’s total retail share increased to 50.9% in the first quarter of 2008, driven by Marlboro, which had a strong retail share gain of 0.7 share points.

PM USA Quarterly Retail Share*

	Q1 2008	Q1 2007	Change
Marlboro	41.5%	40.8%	0.7pp
Parliament	1.9%	1.9%	0.0pp
Virginia Slims	2.1%	2.2%	-0.1pp
Basic	4.0%	4.1%	-0.1pp

Focus Brands	49.5%	49.0%	0.5pp
Other PM USA	1.4%	1.4%	0.0pp

Total PM USA	50.9%	50.4%	0.5pp

*	Retail share performance is based on data from the Information Resources, Inc. (IRI)/Capstone Total Retail Panel, which is a tracking service that uses a sample of stores to project market share performance in retail stores selling cigarettes. The panel was not designed to capture sales through other channels, including internet and direct mail.

As part of its adjacency growth strategy to develop new revenue and income sources for the future, PM USA is test marketing Marlboro Snus, which is a spit-free, smokeless tobacco pouch product designed especially for adult smokers. PM USA began testing Marlboro Snus in Dallas, Texas in August of 2007 and expanded the test into the Indianapolis, Indiana area in the first quarter of 2008. PM USA believes snus offers long-term potential as an alternative product for adult smokers as well as other adult tobacco users.

In addition, PM USA is test marketing Marlboro Moist Smokeless Tobacco, which is designed to provide a premium quality product at an attractive price for adult moist smokeless tobacco consumers. PM USA began testing Marlboro Moist Smokeless Tobacco in the Atlanta area in October 2007, and expanded the test market to include additional counties in the greater Atlanta, Georgia area in the first quarter of 2008.

CIGARS

2008 First-Quarter Results

As previously announced, Altria completed the acquisition of Middleton, a leading manufacturer of machine-made large cigars in December 2007. This is the first full quarter that Altria is reporting results for Middleton.

Middleton’s first-quarter net revenues were $91 million and revenues net of excise taxes were $76 million. Operating companies income in the first quarter was $41 million, which includes a pre-tax charge of $2 million for integration costs. Middleton’s first-quarter cigar shipment volume grew 8.2% versus year-ago to 312 million units, driven by its leading brand Black & Mild.

Middleton’s first-quarter retail share through February 2008 increased 2.7 share points versus year-ago to 26.8% of the machine-made large cigar segment, driven by Black & Mild. Retail share for Black & Mild increased 3.0 share points versus year-ago to 25.9% of the machine-made large cigar segment. Retail share performance is based on data from the most recent IRI Syndicated Reviews Database (February 2008 year-to-date), which is a tracking service that uses a sample of stores to project market share performance across multiple product categories, including machine-made large cigars.

Middleton entered into an agreement with PM USA to leverage PM USA’s distribution network and field sales force to represent Middleton’s brands. In March 2008, PM USA’s sales force began representing Middleton’s brands at retail and supporting the execution of Middleton’s trade marketing programs.

FINANCIAL SERVICES

2008 First-Quarter Results

PMCC reported operating companies income of $74 million for the first quarter of 2008 versus $160 million for the year-earlier period. First-quarter 2007 results reflected a cash recovery of $129 million at PMCC from assets that had been previously written down. Excluding the 2007 recovery, operating companies income for the first quarter of 2008 was favorable due to higher asset management gains.

PMCC remains focused on managing its portfolio of leased assets to maximize gains and cash flows from income generating assets, as well as asset sales and related activities. PMCC is not making new investments and expects that its operating companies income will vary over time as investments mature or are sold.

Altria Group, Inc. Profile

As of March 31, 2008, Altria owned 100% of Philip Morris USA Inc., John Middleton, Inc. and Philip Morris Capital Corporation, and approximately 28.6% of SABMiller plc. The brand portfolio of Altria’s tobacco operating companies includes such well-known names as Marlboro, Parliament, Virginia Slims, Basic and Black & Mild. Altria recorded 2007 net revenues from continuing operations, which includes excise taxes billed to customers, of $18.7 billion.

Trademarks and service marks referenced in this release are the property of, or licensed by, Altria Group, Inc. or its subsidiaries.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe

Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

Altria’s tobacco subsidiaries (PM USA and Middleton) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in raw material costs; fluctuations in levels of customer inventories; the effects of local economic and market conditions; and changes to income tax laws. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively with lower-priced products; and to improve productivity.

Altria’s tobacco subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, and courts reaching conclusions at variance with the company’s understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds; legislation, including actual and potential excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations.

Altria and its subsidiaries are subject to other risks detailed from time to time in its publicly filed documents, including its Annual Report on Form 10-K for the period ended December 31, 2007. Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.

# # #

Contact:	Clifford B. Fleet
Vice President, Investor Relations
Altria Client Services Inc.
(804) 484-8222

Daniel R. Murphy
Altria Client Services Inc.
Director, Financial Communications
(804) 484-8222

6601 West Broad Street, Richmond, VA 23230

Schedule 1

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Consolidated Statements of Earnings

For the Quarters Ended March 31,

(in millions of dollars, except per share data)

(Unaudited)

	2008	2007	% Change
Net revenues	$4,410	$4,288	2.8%
Cost of sales	1,887	1,788	5.5%
Excise taxes on products (*)	806	800	0.8%

Gross profit	1,717	1,700	1.0%
Marketing, administration and research costs	551	539
Asset impairment and exit costs	11	—
Recoveries from airline industry exposure	—	(129)

Operating companies income	1,155	1,290	(10.5)%
Amortization of intangibles	2	—
General corporate expenses	97	110
Gain on sale of corporate headquarters building	(404)	—
Corporate asset impairment and exit costs	247	61

Operating income	1,213	1,119	8.4%
Interest and other debt (income) expense, net	(16)	104
Loss on early extinguishment of debt	393	—
Equity earnings in SABMiller	(143)	(98)

Earnings from continuing operations before income taxes	979	1,113	(12.0)%
Provision for income taxes	365	417	(12.5)%

Earnings from continuing operations	614	696	(11.8)%
Earnings from discontinued operations, net of income taxes and minority interest	1,840	2,054

Net earnings	$2,454	$2,750	(10.8)%

Per share data:
Basic earnings per share:
Continuing operations	$0.29	$0.33	(12.1)%
Discontinued operations	$0.87	$0.98

Net earnings	$1.16	$1.31	(11.5)%

Diluted earnings per share:
Continuing operations	$0.29	$0.33	(12.1)%
Discontinued operations	$0.87	$0.97

Net earnings	$1.16	$1.30	(10.8)%

Weighted average number of shares outstanding:
Basic	2,107	2,097	0.5%
Diluted	2,122	2,112	0.5%

(*)	The segment detail of excise taxes on products sold is shown in Schedule 2.

Schedule 2

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended March 31,

(in millions of dollars)

(Unaudited)

	Net Revenues				Operating Companies Income
	Cigarettes and other tobacco products	Cigars	Financial services	Total	Cigarettes and other tobacco products	Cigars	Financial services	Total
2008	$4,233	$91	$86	$4,410	$1,040	$41	$74	$1,155
2007	4,245	—	43	4,288	1,130	—	160	1,290
% Change	(0.3)%	—	100.0%	2.8%	(8.0)%	—	(53.8)%	(10.5)%

Reconciliation:
For the quarter ended March 31, 2007	$4,245	$—	$43	$4,288	$1,130	$—	$160	$1,290

Recoveries from airline industry exposure - 2007	—	—	—	—	—	—	(129)	(129)

	—	—	—	—	—	—	(129)	(129)

Asset impairment and exit costs - 2008	—	—	—	—	(11)	—	—	(11)
Integration costs - 2008	—	—	—	—	—	(2)	—	(2)
Implementation costs - 2008	—	—	—	—	(15)	—	—	(15)

	—	—	—	—	(26)	(2)	—	(28)

Acquired business	—	91	—	91	—	43	—	43
Operations	(12)	—	43	31	(64)	—	43	(21)

For the quarter ended March 31, 2008	$4,233	$91	$86	$4,410	$1,040	$41	$74	$1,155

The detail of excise taxes on products sold is as follows:
2008	$791	$15	$—	$806
2007	$800	$—	$—	$800

Schedule 3

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share

For the Quarters Ended March 31,

(in millions of dollars, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S.
2008 Continuing Earnings	$614	$0.29
2007 Continuing Earnings	$696	$0.33
% Change	(11.8)%	(12.1)%

Reconciliation:
2007 Continuing Earnings	$696	$0.33

2007 Asset impairment and exit costs	36	0.02
2007 Interest on tax reserve transfers to Kraft	50	0.02
2007 Recoveries from airline industry exposure	(83)	(0.04)

	3	—

2008 Asset impairment, exit, integration and implementation costs	(172)	(0.08)
2008 Gain on sale of corporate headquarters building	263	0.12
2008 Loss on early extinguishment of debt	(256)	(0.12)

	(165)	(0.08)

Change in tax rate	6	—
Operations	74	0.04

2008 Continuing Earnings	$614	$0.29
2008 Discontinued Earnings	$1,840	$0.87

2008 Net Earnings	$2,454	$1.16

2008 Continuing Earnings Adjusted For Special Items	$779	$0.37
2007 Continuing Earnings Adjusted For Special Items	$699	$0.33
% Change	11.4%	12.1%

Schedule 4

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Consolidated Statements of Earnings

Revised for Discontinued Operations

for the quarters ended March 31, June 30, September 30, and December 31, 2007

(in millions of dollars, except per share data)

(Unaudited)

	Q1 2007 Revised	Q2 2007 Revised	Q3 2007 Revised	Q4 2007 Revised	2007 Full Year Revised
Net revenues	$4,288	$4,861	$4,987	$4,528	$18,664
Cost of sales	1,788	2,021	2,096	1,922	7,827
Excise taxes on products	800	899	927	826	3,452

Gross profit	1,700	1,941	1,964	1,780	7,385
Marketing, administration and research costs	539	558	621	639	2,357
Asset impairment and exit costs	—	318	10	16	344
Recoveries from airline industry exposure	(129)	(78)	(7)	—	(214)

Operating companies income	1,290	1,143	1,340	1,125	4,898
General corporate expenses	110	116	115	86	427
Corporate asset impairment and exit costs	61	—	3	34	98

Operating income	1,119	1,027	1,222	1,005	4,373
Interest and other debt expense, net	104	59	27	15	205
Equity earnings in SABMiller	(98)	(162)	(132)	(118)	(510)

Earnings from continuing operations before income taxes	1,113	1,130	1,327	1,108	4,678
Provision for income taxes	417	415	427	288	1,547

Earnings from continuing operations	696	715	900	820	3,131
Earnings from discontinued operations, net of income taxes and minority interest	2,054	1,500	1,733	1,368	6,655

Net earnings	$2,750	$2,215	$2,633	$2,188	$9,786

Per share data: (*)
Basic earnings per share:
Continuing operations	$0.33	$0.34	$0.43	$0.39	$1.49
Discontinued operations	0.98	0.71	0.82	0.65	3.17

Net earnings	$1.31	$1.05	$1.25	$1.04	$4.66

Diluted earnings per share:
Continuing operations	$0.33	$0.34	$0.43	$0.39	$1.48
Discontinued operations	0.97	0.71	0.81	0.64	3.14

Net earnings	$1.30	$1.05	$1.24	$1.03	$4.62

Weighted average number of shares outstanding:
Basic	2,097	2,101	2,103	2,104	2,101
Diluted	2,112	2,116	2,117	2,119	2,116

(*)	Basic and diluted earnings per share are computed independently for each of the periods presented.

Accordingly, the sum of the quarterly earnings per share amounts may not agree to the total for the year.

Schedule 5

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Consolidated Statements of Earnings

Revised for Discontinued Operations

for the quarters ended March 31, June 30, September 30, and December 31, 2006

(in millions of dollars, except per share data)

(Unaudited)

	Q1 2006 Revised	Q2 2006 Revised	Q3 2006 Revised	Q4 2006 Revised	2006 Full Year Revised
Net revenues	$4,431	$4,840	$4,939	$4,580	$18,790
Cost of sales	1,735	1,888	1,921	1,843	7,387
Excise taxes on products	855	931	938	893	3,617

Gross profit	1,841	2,021	2,080	1,844	7,786
Marketing, administration and research costs	629	676	709	672	2,686
Asset impairment and exit costs	—	—	—	10	10
Provision for airline industry exposure	—	103	—	—	103

Operating companies income	1,212	1,242	1,371	1,162	4,987
General corporate expenses	96	102	110	119	427
Corporate asset impairment and exit costs	—	32	3	7	42

Operating income	1,116	1,108	1,258	1,036	4,518
Interest and other debt expense, net	104	74	25	22	225
Equity earnings in SABMiller	(116)	(112)	(109)	(123)	(460)

Earnings from continuing operations before income taxes	1,128	1,146	1,342	1,137	4,753
Provision for income taxes	254	440	504	373	1,571

Earnings from continuing operations	874	706	838	764	3,182
Earnings from discontinued operations, net of income taxes and minority interest	2,603	2,005	2,037	2,195	8,840

Net earnings	$3,477	$2,711	$2,875	$2,959	$12,022

Per share data: (*)
Basic earnings per share:
Continuing operations	$0.42	$0.34	$0.40	$0.37	$1.52
Discontinued operations	1.25	0.96	0.98	1.04	4.24

Net earnings	$1.67	$1.30	$1.38	$1.41	$5.76

Diluted earnings per share:
Continuing operations	$0.42	$0.34	$0.40	$0.36	$1.51
Discontinued operations	1.23	0.95	0.96	1.04	4.20

Net earnings	$1.65	$1.29	$1.36	$1.40	$5.71

Weighted average number of shares outstanding:
Basic	2,082	2,085	2,090	2,092	2,087
Diluted	2,101	2,102	2,107	2,110	2,105

(*)	Basic and diluted earnings per share are computed independently for each of the periods presented.

Accordingly, the sum of the quarterly earnings per share amounts may not agree to the total for the year.

Schedule 6

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of dollars)

(Unaudited)

	March 31, 2008	December 31, 2007
Assets
Cash and cash equivalents	$4,813	$4,842
Other current assets	3,822	3,281
Property, plant and equipment, net	2,207	2,422
Goodwill and other intangible assets, net	3,125	3,125
Investment in SABMiller	4,126	3,960
Other long-term assets	1,868	1,782
Total assets of discontinued operations	—	31,736

Total consumer products assets	19,961	51,148
Total financial services assets	5,886	6,063

Total assets	$25,847	$57,211

Liabilities and Stockholders’ Equity
Current portion of long-term debt	1,269	2,354
Accrued settlement charges	5,167	3,986
Other current liabilities	4,656	4,169
Long-term debt	236	1,885
Accrued postretirement health care costs	1,872	1,916
Other long-term liabilities	2,400	2,406
Total liabilities of discontinued operations	—	16,338

Total consumer products liabilities	15,600	33,054
Total financial services liabilities	5,539	5,603

Total liabilities	21,139	38,657
Total stockholders’ equity	4,708	18,554

Total liabilities and stockholders’ equity	$25,847	$57,211

Total consumer products debt	$1,505	$4,239
Total debt	$2,005	$4,739